Exhibit 99.1

HarborOne Bank

April 28, 2021

To Our Shareholders:

We have all faced many personal and professional challenges over the last year. I couldn't be more proud to lead an organization that rose to those challenges, helping our customers and the communities that we serve navigate through a very difficult time.

Notwithstanding the challenges of 2020, our financial results were strong. For the year ended December 31, 2020, net income was $44.8 million, or $0.82 per basic and diluted share, compared to $18.3 million, or $0.33 per basic and diluted share, for the year ended December 31, 2019.

While the pandemic raged on, our nation was also increasing its focus on issues of diversity, equity, and opportunity. As at many organizations, HarborOne employees were energetic and vocal on the topic, encouraging us to do more to address these issues. Having called the city of Brockton, Massachusetts home for over 100 years, we have a long history of active commitment to serving the needs of underserved populations with financial support, educational resources through HarborOne U, and a Caring Crew of volunteers of thousands of hours helping those who need our help across a variety of community activities. Even with all that we have done, and continue to do, we knew that we could and should do more...and we have.

Here's an overview of our most recent activities:

1. We formed a Diversity, Equity & Inclusion Committee to start a dialogue and develop ideas about how we can be part of the solution; the initial areas of focus recommended by the Committee include mortgage assistance, financial support for education, recruiting and hiring practices, internships and mentoring, and supply chain diversity.
2. We made a $20MM commitment to help first-time homebuyers afford a home in the City of Brockton through both our "Building Brockton" mortgage and the Workforce Advantage mortgage, in partnership with MassHousing. These programs will provide lower cost mortgages and down-payment assistance to eligible applicants, eliminating barriers to home ownership in our community. We hope to expand this program to other communities in our service area over time.
3. In partnership with Massasoit Community College and Brockton High School, we will fully underwrite a 4-year Early College Program, which will provide up to 72 Brockton High School juniors and seniors the opportunity to earn college credit while still in high school, providing reduced tuition costs and much-needed momentum to encourage them to continue their education.
4. We hired a VP of Talent Management, a new position in our organization, to not only ensure that we develop, retain, and bring out the best in our staff, but also that we sharpen the focus on diversity in our recruiting, promoting and hiring practices.
5. A new internship and mentoring program is in development, as we seek to provide young adults in low- and moderate-income communities in our service area the opportunity to explore careers in the disciplines that we have expertise in, including Finance, Marketing, Operations, Human Resources, Lending, Community Relations, Legal, and Education.

P.O. Box 720 Brockton, MA 02303-0720 Tel: 800-244-7592 www.harborone.com Member FDIC. Member DIF.

Integrity, Teamwork, Respect, Trust, Accountability

6. Our board continues to enhance the composition of our Board of Directors, over the last two years adding exceptional talent from the greater Boston business community including Mandy Lee Berman, Damian Wilmot, and, most recently, Andreana Santangelo.

Despite the pandemic, 2020 was an excellent year for HarborOne, with record earnings, organic growth, and our initiation of cash dividends for our shareholders. But many around us are hurting. We still have so much more that we can accomplish, and I promise you that our staff, senior team, and Board of Directors are committed and eager to lead and be an example of diversity, equity, and opportunity in the communities that we serve.

Sincerely,

James Blake, CEO